Exhibit 99.1

News Release

RAYONIER REPORTS FIRST QUARTER 2017 RESULTS

•Net income attributable to Rayonier of $33.8 million ($0.27 per share) on revenues of $186.5 million
•Pro forma net income of $6.3 million ($0.05 per share) on pro forma revenues of $144.5 million

•	Operating income of $49.3 million, pro forma operating income of $21.8 million and Adjusted EBITDA of $57.1 million

•	Cash provided by operations of $33.9 million and cash available for distribution (CAD) of $38.8 million
JACKSONVILLE, FL — May 3, 2017 — Rayonier Inc. (NYSE:RYN) today reported first quarter net income attributable to Rayonier of $33.8 million, or $0.27 per share, on revenues of $186.5 million. This compares to net income attributable to Rayonier of $14.5 million, or $0.12 per share, on revenues of $134.8 million in the prior year quarter. The first quarter results include $0.7 million of costs related to shareholder litigation1 and $28.2 million of income from a Large Disposition.2 The prior year first quarter results included $0.4 million of costs related to shareholder litigation1 and $1.2 million of gain on foreign currency derivatives.3 Excluding these items, pro forma net income4 was $6.3 million, or $0.05 per share, versus $13.7 million, or $0.11 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results on an actual and pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2017		March 31, 2016
	$	EPS	$	EPS

Revenues	$186.5		$134.8
Large Dispositions[2]	(42.0)		—
Pro forma revenues[4]	$144.5		$134.8

Net income attributable to Rayonier	$33.8	$0.27	$14.5	$0.12
Costs related to shareholder litigation[1]	0.7	0.01	0.4	—
Large Dispositions[2]	(28.2)	(0.23)	—	—
Gain on foreign currency derivatives[3]	—	—	(1.2)	(0.01)
Pro forma net income[4]	$6.3	$0.05	$13.7	$0.11

First quarter operating income was $49.3 million versus $23.0 million in the prior year period. The first quarter operating income includes $0.7 million of costs related to shareholder litigation1 and $28.2 million of income from a Large Disposition.2 The prior year first quarter operating income included $0.4 million of costs related to shareholder litigation1 and $1.2 million of gain on foreign currency derivatives.3 Excluding these items, pro forma operating income4 was $21.8 million versus $22.2 million in the prior year period. First quarter Adjusted EBITDA4 was $57.1 million versus $55.6 million in the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)4 and Adjusted EBITDA4 for the current quarter and comparable prior year period:

	Three Months Ended March 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[4]		Adjusted EBITDA[4]
(millions of dollars)	2017	2016	2017	2016	2017	2016
Southern Timber	$13.9	$15.8	$13.9	$15.8	$26.4	$32.4
Pacific Northwest Timber	(0.9)	1.4	(0.9)	1.4	9.3	6.0
New Zealand Timber	10.3	4.7	10.3	4.7	15.7	11.4
Real Estate	29.7	4.2	1.5	4.2	8.6	9.7
Trading	1.1	0.4	1.1	0.4	1.1	0.4
Corporate and other	(4.8)	(3.5)	(4.1)	(4.3)	(4.0)	(4.3)
Total	$49.3	$23.0	$21.8	$22.2	$57.1	$55.6

Cash provided by operating activities was $33.9 million versus $31.0 million in the prior year period. Cash available for distribution (CAD)4 of $38.8 million increased $2.4 million versus the prior year period primarily due to higher Adjusted EBITDA4 ($1.5 million) and lower cash interest paid ($2.1 million), partially offset by higher cash taxes paid ($0.1 million) and higher capital expenditures ($1.1 million).
“We are pleased with our start to 2017, as favorable New Zealand Timber and Pacific Northwest Timber results more than offset the impact of lower volume and prices in Southern Timber and fewer acres sold in our Real Estate segment (excluding Large Dispositions2),” said David Nunes, President and CEO. “Southern Timber volumes decreased 22% relative to an extraordinarily strong first quarter 2016, but were generally in line with our expectations relative to full-year 2017 guidance. Average stumpage prices in Southern Timber decreased 3% relative to the prior year quarter as mill outages and dry weather patterns contributed to softer market conditions. Pacific Northwest Timber volumes increased 21% and delivered sawtimber prices increased 10% relative to the prior year quarter, largely due to the impact of the portfolio repositioning transactions that we executed in the second quarter of 2016. Strong New Zealand Timber results were driven by a 15% increase in export prices, reflecting strong demand from China for Radiata pine logs, as well as an 18% increase in domestic sawtimber prices, reflecting improved local demand and favorable foreign exchange rates. Real Estate results, excluding the gain on the Large Disposition,2 declined over the prior year quarter primarily due to lower volumes partially offset by higher average pricing due to mix, as the prior year quarter included a 5,200-acre sale of lower-value, non-strategic property.”
Southern Timber
First quarter sales of $32.7 million decreased $12.0 million, or 27%, versus the prior year period. Harvest volumes decreased 22% to 1.38 million tons versus 1.76 million tons in the prior year period. The decrease in harvest volumes is largely attributable to an extraordinarily strong first quarter last year in which stumpage customers harvested volume early in the year due to wet weather events; however, weaker demand due to mill outages also contributed to lower volumes. Average pine sawtimber stumpage prices decreased 2% to $26.42 per ton versus $26.90 per ton in the prior year period, while average pine pulpwood stumpage prices decreased 9% to $17.29 per ton versus $18.90 per ton in the prior year period. The modest decrease in average sawtimber prices was driven by oversupply in the Gulf states, which was largely offset by increased export volume and pricing in the coastal Atlantic region. The decrease in average pulpwood prices was driven primarily by increased supply across all regions due to dry weather conditions and reduced demand in certain regions due to mill outages. Overall, weighted-average stumpage prices (including hardwood) decreased 3% to $20.40 per ton versus $21.11 per ton in the prior year period. Operating income of $13.9 million decreased $1.9 million versus the prior year period due to lower volumes ($4.4 million) and lower weighted-average stumpage prices ($1.0 million), which were partially offset by lower overhead and other costs ($1.4 million), higher non-timber income ($1.5 million) and lower depletion rates ($0.6 million).
First quarter Adjusted EBITDA4of $26.4 million was $6.0 million below the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Pacific Northwest Timber
First quarter sales of $24.8 million increased $5.5 million, or 28%, versus the prior year period. Harvest volumes increased 21% to 399,000 tons versus 331,000 tons in the prior year period due to additional volume from our Menasha acquisition. Average delivered sawtimber prices increased 10% to $74.88 per ton versus $67.95 per ton in the prior year period, while average delivered pulpwood prices decreased 14% to $38.71 per ton versus $44.84 per ton in the prior year period. The increase in average sawtimber prices was due to stronger export and domestic sawtimber markets as well as an increased mix of higher-value Douglas-fir. The decrease in average pulpwood prices was due to an increase in wood chip residuals from lumber mills, which in turn reduced the demand for pulpwood logs. Operating loss of $0.9 million versus operating income of $1.4 million in the prior year period was primarily due to higher depletion rates resulting from our Menasha acquisition ($4.6 million) and higher overhead and road maintenance costs ($0.5 million), which were partially offset by higher prices ($1.7 million), higher volumes ($0.8 million) and higher non-timber income ($0.3 million).
First quarter Adjusted EBITDA4 of $9.3 million was $3.3 million above the prior year period.
New Zealand Timber
First quarter sales of $40.7 million increased $4.7 million, or 13%, versus the prior year period (which included a land sale of $1.8 million). Harvest volumes increased 3% to 500,000 tons versus 485,000 tons in the prior year period. Average delivered prices for export sawtimber increased 15% to $108.73 per ton versus $94.34 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 18% to $78.45 per ton versus $66.64 per ton in the prior year period. The increase in export sawtimber prices was primarily due to stronger demand from China. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven by strong demand for construction materials and the rise in the NZ$/US$ exchange rate (US$0.71 per NZ$1.00 versus US$0.66 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 9% from the prior year period. Operating income of $10.3 million increased $5.6 million versus the prior year period due to higher prices ($4.2 million), favorable foreign exchange impacts ($1.0 million), higher other income ($0.4 million), higher volumes ($0.2 million) and lower depletion rates ($0.1 million), which were partially offset by higher overhead costs ($0.3 million).
First quarter Adjusted EBITDA4 of $15.7 million was $4.3 million above the prior year period.
Real Estate
First quarter sales of $54.3 million increased $40.9 million versus the prior year period, while operating income of $29.7 million increased $25.5 million versus the prior year period. The first quarter sales and operating income included $42.0 million and $28.2 million, respectively, from Large Dispositions.2 Excluding Large Dispositions2, pro forma sales4 of $12.3 million decreased $1.1 million versus the prior year period, while pro forma operating income4 of $1.5 million decreased $2.7 million versus the prior year period. Pro forma sales4 and pro forma operating income4 decreased in the first quarter due to fewer acres sold (6,207 acres sold versus 7,669 acres sold in the prior year period), partially offset by a 14% increase in weighted-average prices ($1,988 per acre versus $1,743 per acre in the prior year period).
Rural sales of $6.7 million were comprised of 2,284 acres at an average price of $2,950 per acre, including 1,844 acres in Texas for an average price of $2,967 per acre.
Non-strategic / Timberland sales of $5.6 million were comprised of 3,923 acres in Alabama at an average price of $1,427 per acre.
Large Dispostions2 of $42.0 million were comprised of the previously announced disposition of 24,954 acres in Alabama at an average price of $1,681 per acre.
First quarter Adjusted EBITDA4 of $8.6 million was $1.1 million below the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Trading
First quarter sales of $34.0 million increased $12.6 million versus the prior year period due to higher volumes and prices. Sales volumes increased 41% to 322,000 tons versus 228,000 tons in the prior year period due to increased volume from existing suppliers and stumpage blocks purchased from third-parties, coupled with improving export market demand. Average prices increased 12% to $105.43 per ton versus $94.09 per ton in the prior year period primarily due to stronger demand from China. Operating income of $1.1 million increased $0.7 million versus the prior year period.
Other Items
First quarter corporate and other operating expenses of $4.8 million increased $1.3 million versus the prior year period due to higher costs related to shareholder litigation1 ($0.3 million) and the prior year first quarter gain on foreign currency derivatives3 ($1.2 million), which were partially offset by lower selling, general and administrative expenses ($0.2 million) due to cost reduction initiatives and changes made to our pension plan in the fourth quarter of 2016.
First quarter interest expense of $8.4 million increased $1.3 million versus the prior year period due to higher outstanding debt, partially offset by lower average rates.
First quarter income tax expense of $6.3 million increased $7.1 million versus the prior year period. The income tax expense is principally related to the New Zealand JV.
Outlook
“With our solid start to the year, we are on track to achieve our full-year Adjusted EBITDA4 guidance. In the U.S. South, we recently closed on previously-announced acquisitions totaling 95,100 acres in coastal Florida, Georgia and South Carolina. The acquisitions represent a meaningful upgrade of our portfolio, as they are comprised of well-stocked, highly productive properties located in some of the strongest markets in the U.S. South. We believe these acquisitions further position us to benefit from the ongoing U.S. housing recovery as well as the potential increase in U.S. lumber production that is expected to result from the recently announced duties on Canadian lumber imports. In the Pacific Northwest Timber segment, we expect a modest improvement in sawtimber prices as domestic mills increase production and as exporters compete for log supply in the region. In our New Zealand Timber segment, we expect strong performance driven by sustained levels of demand in both domestic and export markets. In our Real Estate segment, we continue to see solid demand for our Rural properties and remain optimistic about the long-term prospects for our Wildlight development project, which we expect will generate its first sales in 2017.”
Conference Call
A conference call and live webcast will be held on Thursday, May 4, 2017 at 10:00 AM EDT to discuss these results.
Access to the live webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, May 11, 2017 by dialing 800-509-8621 (domestic) or 203-369-3807 (international), passcode: 5042017.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K. In addition, these costs include the costs associated with the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company.
2 “Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value.
3The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the planned capital contribution to the New Zealand JV.
4Pro forma net income, pro forma revenues (sales), pro forma operating income, Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.

225 Water Street, Jacksonville, FL 32202 904-357-9100

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of March 31, 2017, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.82 million acres), U.S. Pacific Northwest (378,000 acres) and New Zealand (434,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements - Certain statements in this presentation regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income,” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors
Mark McHugh, 904-357-3757
or
Media
Roseann Wentworth, 904-357-9185
roseann.wentworth@rayonier.com
# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2017 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
SALES	$186.5	$220.5	$134.8
Costs and Expenses
Cost of sales	136.4	161.9	108.0
Selling and general expenses	9.6	11.1	9.8
Other operating income, net	(8.8)	(14.0)	(6.0)
OPERATING INCOME	49.3	61.5	23.0
Interest expense	(8.4)	(8.6)	(7.1)
Interest income and miscellaneous income (expense), net	0.5	0.4	(1.6)
INCOME BEFORE INCOME TAXES	41.4	53.3	14.3
Income tax (expense) benefit	(6.3)	(2.8)	0.8
NET INCOME	35.1	50.5	15.1
Less: Net income attributable to noncontrolling interest	1.3	2.2	0.6
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$33.8	$48.3	$14.5
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.27	$0.39	$0.12
Diluted earnings per share attributable to Rayonier Inc.	$0.27	$0.39	$0.12

Pro forma net income (a)	$0.05	$0.05	$0.11

Weighted Average Common
Shares used for determining
Basic EPS	123,587,901	122,618,278	122,556,239
Diluted EPS	123,922,866	122,900,350	122,644,889
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2017 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$219.4	$85.9
Insurance settlement receivable	73.0	—
Assets held for sale	9.0	23.2
Other current assets	83.5	55.8
Timber and timberlands, net of depletion and amortization	2,280.8	2,291.0
Higher and better use timberlands and real estate development investments	73.7	70.4
Property, plant and equipment	26.1	23.1
Less - accumulated depreciation	(9.2)	(9.1)
Net property, plant and equipment	16.9	14.0
Restricted cash	111.3	71.7
Other assets	51.3	73.8
	$2,918.9	$2,685.8
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$42.9	$31.7
Insurance settlement payable	73.7	—
Other current liabilities	66.3	60.3
Long-term debt	1,028.1	1,030.2
Other non-current liabilities	60.6	66.7
Total Rayonier Inc. shareholders’ equity	1,560.5	1,411.7
Noncontrolling interest	86.8	85.2
Total shareholders’ equity	1,647.3	1,496.9
	$2,918.9	$2,685.8

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
March 31, 2017 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2015	122,770,217	$708.8	$612.8	($33.5)	$73.6	$1,361.7
Net income	—	—	212.0	—	5.8	217.8
Dividends ($1.00 per share)	—	—	(123.2)	—	—	(123.2)
Issuance of shares under incentive stock plans	179,743	1.6	—	—	—	1.6
Stock-based compensation	—	5.1	—	—	—	5.1
Repurchase of common shares made under repurchase program	(35,200)	—	(0.7)	—	—	(0.7)
Other (a)	(10,392)	(5.6)	—	34.4	5.8	34.6
Balance, December 31, 2016	122,904,368	$709.9	$700.9	$0.9	$85.2	$1,496.9
Net income	—	—	33.8	—	1.3	35.1
Dividends ($0.25 per share)	—	—	(30.8)	—	—	(30.8)
Issuance of shares under incentive stock plans	105,981	2.3	—	—	—	2.3
Stock-based compensation	—	0.9	—	—	—	0.9
Issuance of shares under equity offering	5,750,000	152.3	—	—	—	152.3
Other (a)	(298)	—	(14.3)	4.6	0.3	(9.4)
Balance, March 31, 2017	128,760,051	$865.4	$689.6	$5.5	$86.8	$1,647.3

(a)
Primarily includes the cumulative-effect adjustment related to the adoption of ASU No. 2016-16, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, and mark-to-market adjustments of qualifying cash flow hedges. The twelve months ended December 31, 2016 also include changes as a result of the recapitalization of the New Zealand JV.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2017 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2017	2016
Cash provided by operating activities:
Net income	$35.1	$15.1
Depreciation, depletion and amortization	30.8	29.3
Non-cash cost of land and improved development	4.5	4.1
Gain on sale of large disposition of timberlands	(28.2)	—
Other items to reconcile net income to cash provided by operating activities	9.2	(0.2)
Changes in working capital and other assets and liabilities	(17.5)	(17.3)
	33.9	31.0
Cash used for investing activities:
Capital expenditures	(14.4)	(13.3)
Real estate development investments	(2.2)	(1.7)
Purchase of timberlands	(11.3)	(14.3)
Net proceeds from large disposition of timberlands	42.0	—
Change in restricted cash	(39.6)	10.6
Other	(8.1)	(1.6)
	(33.6)	(20.3)
Cash provided by financing activities:
Net increase in debt	9.2	44.8
Dividends paid	(30.6)	(30.7)
Proceeds from the issuance of common shares under incentive stock plan	2.3	—
Proceeds from the issuance of common shares from equity offering	152.3	—
Repurchase of common shares made under repurchase program	—	(0.7)
	133.2	13.4
Effect of exchange rate changes on cash	—	0.3
Cash and cash equivalents:
Change in cash and cash equivalents	133.5	24.4
Balance, beginning of year	85.9	51.8
Balance, end of period	$219.4	$76.2

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2017 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Sales
Southern Timber	$32.7	$30.6	$44.7
Pacific Northwest Timber	24.8	22.9	19.3
New Zealand Timber	40.7	46.6	36.0
Real Estate	54.3	88.1	13.4
Trading	34.0	32.3	21.4
Total sales	$186.5	$220.5	$134.8

Pro forma sales (a)
Southern Timber	$32.7	$30.6	$44.7
Pacific Northwest Timber	24.8	22.9	19.3
New Zealand Timber	40.7	46.6	36.0
Real Estate	12.3	10.4	13.4
Trading	34.0	32.3	21.4
Pro forma sales	$144.5	$142.8	$134.8

Operating income (loss)
Southern Timber	$13.9	$8.1	$15.8
Pacific Northwest Timber	(0.9)	(3.1)	1.4
New Zealand Timber	10.3	11.7	4.7
Real Estate	29.7	49.4	4.2
Trading	1.1	0.5	0.4
Corporate and other	(4.8)	(5.1)	(3.5)
Operating income	$49.3	$61.5	$23.0

Pro forma operating income (loss) (a)
Southern Timber	$13.9	$8.1	$15.8
Pacific Northwest Timber	(0.9)	(3.1)	1.4
New Zealand Timber	10.3	11.7	4.7
Real Estate	1.5	6.8	4.2
Trading	1.1	0.5	0.4
Corporate and other	(4.1)	(5.1)	(4.3)
Pro forma operating income	$21.8	$18.9	$22.2

Adjusted EBITDA (a)
Southern Timber	$26.4	$20.8	$32.4
Pacific Northwest Timber	9.3	7.2	6.0
New Zealand Timber	15.7	17.9	11.4
Real Estate	8.6	10.6	9.7
Trading	1.1	0.5	0.4
Corporate and other	(4.0)	(5.0)	(4.3)
Adjusted EBITDA	$57.1	$52.0	$55.6

(a)	Pro forma sales, Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2017 (unaudited)
(millions of dollars except per share information)

LIQUIDITY MEASURES:
	Three Months Ended
	March 31,	March 31,
	2017	2016
Cash Provided by Operating Activities	$33.9	$31.0
Working capital and other balance sheet changes	19.3	18.7
Capital expenditures (a)	(14.4)	(13.3)
Cash Available for Distribution (b)	$38.8	$36.4

Net income	$35.1	$15.1
Interest, net and miscellaneous income	7.9	8.7
Income tax expense (benefit)	6.3	(0.8)
Depreciation, depletion and amortization	30.8	29.3
Non-cash cost of land and improved development	4.5	4.1
Costs related to shareholder litigation (c)	0.7	0.4
Gain on foreign currency derivatives (d)	—	(1.2)
Large Dispositions (e)	(28.2)	—
Adjusted EBITDA	$57.1	$55.6
Cash interest paid (f)	(3.7)	(5.8)
Cash taxes paid	(0.2)	(0.1)
Capital expenditures (a)	(14.4)	(13.3)
Cash Available for Distribution (b)	$38.8	$36.4

Cash Available for Distribution (b)	$38.8	$36.4
Real estate development investments	(2.2)	(1.7)
Cash Available for Distribution after real estate development investments	$36.6	$34.7

(a)
Capital expenditures exclude timberland acquisitions of $11.3 million and $14.3 million and spending on the Rayonier office building of $2.6 million and $0.2 million during the three months ended March 31, 2017 and March 31, 2016, respectively.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and spending on the Rayonier office building) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K. In addition, these costs include the costs associated with the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company.

(d)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the capital contribution to the New Zealand JV.

(e)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value. In January 2017, the Company completed a disposition of approximately 25,000 acres of timberland located in Alabama for a sales price and gain of approximately $42.0 million and $28.2 million, respectively.

(f)	Cash interest paid is presented net of patronage refunds received of $3.0 million and $0.4 million for the three months ended March 31, 2017 and March 31, 2016, respectively.

F

PRO FORMA SALES (a)

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
March 31, 2017
Sales	$32.7	$24.8	$40.7	$54.3	$34.0	$186.5
Large Dispositions (b)	—	—	—	(42.0)	—	(42.0)
Pro forma sales	$32.7	$24.8	$40.7	$12.3	$34.0	$144.5

December 31, 2016
Sales	$30.6	$22.9	$46.6	$88.1	$32.3	$220.5
Large Dispositions (b)	—	—	—	(77.7)	—	(77.7)
Pro forma sales	$30.6	$22.9	$46.6	$10.4	$32.3	$142.8

PRO FORMA NET INCOME (c):

	Three Months Ended
	March 31, 2017		December 31, 2016		March 31, 2016
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Net income attributable to Rayonier Inc.	$33.8	$0.27	$48.3	$0.39	$14.5	$0.12
Costs related to shareholder litigation (d)	0.7	0.01	—	—	0.4	—
Gain on foreign currency derivatives (e)	—	—	—	—	(1.2)	(0.01)
Large Dispositions (b)	(28.2)	(0.23)	(42.6)	(0.34)	—	—
Pro forma net income	$6.3	$0.05	$5.7	$0.05	$13.7	$0.11

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (f)(g):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
March 31, 2017
Operating income (loss)	$13.9	($0.9)	$10.3	$29.7	$1.1	($4.8)	$49.3
Costs related to shareholder litigation (d)	—	—	—	—	—	0.7	0.7
Large Dispositions (b)	—	—	—	(28.2)	—	—	(28.2)
Pro forma operating income (loss)	$13.9	($0.9)	$10.3	$1.5	$1.1	($4.1)	$21.8
Depreciation, depletion and amortization	12.5	10.2	5.4	2.6	—	0.1	30.8
Non-cash cost of land and improved development	—	—	—	4.5	—	—	4.5
Adjusted EBITDA	$26.4	$9.3	$15.7	$8.6	$1.1	($4.0)	$57.1

December 31, 2016
Operating income (loss)	$8.1	($3.1)	$11.7	$49.4	$0.5	($5.1)	$61.5
Large Dispositions (b)	—	—	—	(42.6)	—	—	(42.6)
Pro forma operating income (loss)	$8.1	($3.1)	$11.7	$6.8	$0.5	($5.1)	$18.9
Depreciation, depletion and amortization	12.7	10.3	6.2	2.2	—	0.1	31.5
Non-cash cost of land and improved development	—	—	—	1.6	—	—	1.6
Adjusted EBITDA	$20.8	$7.2	$17.9	$10.6	$0.5	($5.0)	$52.0

March 31, 2016
Operating income	$15.8	$1.4	$4.7	$4.2	$0.4	($3.5)	$23.0
Costs related to shareholder litigation (d)	—	—	—	—	—	0.4	0.4
Gain on foreign currency derivatives (e)	—	—	—	—	—	(1.2)	(1.2)
Pro forma operating income	$15.8	$1.4	$4.7	$4.2	$0.4	($4.3)	$22.2
Depreciation, depletion and amortization	16.6	4.6	4.9	3.2	—	—	29.3
Non-cash cost of land and improved development	—	—	1.8	2.3	—	—	4.1
Adjusted EBITDA	$32.4	$6.0	$11.4	$9.7	$0.4	($4.3)	$55.6

F

(a)
Pro forma sales is defined as revenue adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(b)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value. In January 2017, the Company completed a disposition of approximately 25,000 acres located in Alabama for a sales price and gain of approximately $42.0 million and $28.2 million, respectively.

(c)
Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(d)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K. In addition, these costs include the costs associated with the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company.

(e)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the capital contribution to the New Zealand JV.

(f)
Pro forma operating income is defined as operating income adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the ongoing operating results.

(g)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

F